AMENDED SCHEDULE A TO
AGREEMENT AND DECLARATION OF TRUST OF
OLD MUTUAL FUNDS I DATED MAY 27, 2004

AS AMENDED NOVEMBER 9, 2009

PORTFOLIO	CLASSES OF EACH PORTFOLIO

Old Mutual Asset Allocation Conservative Portfolio	Class A Class C Institutional Class Class Z
Old Mutual Asset Allocation Balanced Portfolio	Class A Class C Institutional Class Class Z
Old Mutual Asset Allocation Moderate Growth Portfolio	Class A Class C Institutional Class Class Z
Old Mutual Asset Allocation Growth Portfolio	Class A Class C Institutional Class Class Z
Old Mutual Copper Rock Emerging Growth Fund	Class A Class C Institutional Class Class Z
Old Mutual Analytic Fund	Class A Class C Institutional Class Class Z
Old Mutual China Fund	Class A Class C Institutional Class Class Z
Old Mutual International Equity Fund	Class A Class C Institutional Class Class Z

Old Mutual Funds I

By:           /s/ Robert T. Kelly
Name:  Robert T. Kelly
Title:  Treasurer